STATE OF DELAWARE
                   CERTIFICATE OF MERGER OF
                   FOREIGN CORPORATION INTO
                    A DOMESTIC CORPORATION

Pursuant  to  Title  8,  Section 252 of  the  Delaware  General
Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST:       The  name of the surviving corporation is  Dynasil
Holdings Company, a Delaware corporation, and the name of the corporation being merged into this surviving corporation is Dynasil Corporation of America, a New Jersey corporation.

SECOND:     The Agreement of Merger has been approved, adopted,
certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8 Section 252 of the General
Corporation Law of the State of Delaware.

THIRD:      The name of the surviving corporation is Dynasil
Holdings Company, a Delaware corporation.

FOURTH:     The Certificate of Incorporation of the surviving
corporation shall be its Certificate of Incorporation. (If amendments are affected please set forth)

FIFTH:      The authorized stock and par value of the non-
Delaware corporation is as set forth in Exhibit A hereto.

SIXTH:      The merger is to become effective on filing.

SEVENTH:    The Agreement of Merger is on file at 385 Cooper
Road, West Berlin, NJ 08091, an office of the surviving corporation.

EIGHTH:     A copy of the Agreement of Merger will be furnished
by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 29th of February, A.D., 2008.


                              By:  /s/ Craig T. Dunham
                                        Authorized Officer

                              Name:     Craig T. Dunham
                                            Print or Type

                              Title:    President


                             EXHIBIT A TO CERTIFICATE OF MERGER


The Corporation is authorized to issue an aggregate of 35,000,000 shares, consisting of two classes, as follows: One class of stock shall be 25,000,000 authorized shares of Common Stock, par value $0.0005 per share. The other class of stock shall be 10,000,000 authorized shares of Preferred Stock, par value $0.001.